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         EXHIBIT 11 -STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
             (All amounts in thousands except per share amounts)

                                                                         Year Ended
                                                       ---------------------------------------------
                                                       March 29,          March 30,          April 1,
                                                          1997              1996              1995
                                                          ----              ----              ----
Primary earnings per share:
---------------------------
   Average shares outstanding                            8,395               8,403            8,424
   Net effect of dilutive stock options - based
       on the Treasury Stock method using
       average market price                                 38                  36                5
                                                        ------              ------           ------
   Total primary shares and equivalents                  8,433               8,439            8,429
                                                        ======              ======           ======


   Net income (loss)                                    $ (244)             $9,033           $8,573
                                                        ------              ------           ------
       Per primary share amount                         $ (.03)              $1.07           $ 1.02
                                                        ======              ======           ======


Fully diluted earnings per share:
---------------------------------
   Average shares outstanding                            8,395               8,403            8,424
   Net effect of dilutive stock options - based on the
       Treasury Stock method using higher of
       average market or last price                         74                  47                6
   Assumed conversion of 7% convertible
       subordinated debentures                           1,290               1,290            1,290
                                                        ------              ------           ------
         Total shares and equivalents                    9,759               9,740            9,720
                                                        ======              ======           ======


   Net income (loss)                                    $ (244)             $9,033           $8,573
   Add 7% convertible subordinated debentures
       interest, net of tax benefit                        877                 895              948
                                                        ------              ------           ------
         Total                                          $  633              $9,928           $9,521
                                                        ------              ------           ------
            Per fully diluted share amount              $  .06 (a)          $ 1.02           $ 0.98
                                                        ======              ======           ======


(a) For financial reporting purposes, adjusted to exclude the effects of antidilutive stock options and convertible subordinated debentures of $.09.



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